Exhibit 3.2

               ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION
                                       OF
                                COMPUPRINT, INC.

Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.   The name of the corporation is CompuPrint, Inc.

2.   The text of the amendment adopted is as follows:

     Paragraph 4 is hereby deleted in its entirety and the following new Paragraph 4 is inserted in lieu thereof:

     "The total number of shares of stock which the corporation shall have authority to issue is Ten Million (10,000,000) shares, of which Nine Million (9,000,000) shares shall be Common Stock, $0.0001 par value per share, and One Million (1,000,000) shares shall be Preferred Stock, $0.0001 par value per share (the "Preferred").

          The Preferred may be issued from time to time in one or more series. The Board of Directors of the corporation is authorized from time to time to designate by resolution, one or more series of preferred stock, and the powers, preferences and rights, and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be permitted by North Carolina law, and to fix or alter the number of shares comprising any such series and the designation thereof."

3.   The   amendment   herein   effected  does  not  provide  for  an  exchange,
     reclassification, or cancellation of issued shares.

4. The foregoing amendment was approved by shareholder action as required by Chapter 55 of the North Carolina General Statutes on December 15, 1998.

5.   These articles will be effective upon filing.

     This the 15 day of December, 1998.


                                        COMPUPRINT, INC.


                                        By: /s/ David T. Seaford
                                            ------------------------------------
                                            Name: DAVID T. SEAFORD
                                                  ------------------------------
                                            Title: V.P.
                                                  ------------------------------

                                        2